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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors and Stockholders
Tele-Communications, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Tele-Communications, Inc. of our reports, dated March 18, 1996, relating to the consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and all related financial statement schedules, which reports appear in the December 31, 1995 Annual Report on Form 10-K of Tele-Communications, Inc.


/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
November 8, 1996